        As filed with the Securities and Exchange Commission on February 8, 2002
                                                      Registration No. _________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                               WILLIAM LYON HOMES
             (Exact name of registrant as specified in its charter)

          DELAWARE                                      33-0864902
  (State of Incorporation)               (I.R.S. employer identification number)

4490 VON KARMAN AVENUE, NEWPORT BEACH, CALIFORNIA                92660
     (Address of Principal Executive Office)                   (Zip Code)

                               WILLIAM LYON HOMES
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                           (Full Title of the "Plans")

            WADE H. CABLE                                  Copy to:
President and Chief Operating Officer              RICHARD M. SHERMAN, ESQ.
          WILLIAM LYON HOMES                         IRELL & MANELLA LLP
        4490 Von Karman Avenue              840 Newport Center Drive, Suite 400
   Newport Beach, California 92660            Newport Beach, California 92660
            (949) 833-3600                             (949) 760-0991

(Name, address including zip code and telephone number, including area code, of registrants' agent for service)


                                        CALCULATION OF REGISTRATION FEE
==============================================================================================================
                                                           PROPOSED           PROPOSED
                                                           MAXIMUM            MAXIMUM
         TITLE OF                  AMOUNT TO BE         OFFERING PRICE        AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED (1)         PER SHARE (2)     OFFERING PRICE     REGISTRATION FEE
==============================================================================================================
Executive Deferral Obligations     $10,000,000                100%           $10,000,000          $ 920.00
==============================================================================================================


(1) The Executive Deferral Obligations are unsecured obligations of Williams Lyon Homes to pay deferred compensation in the future in accordance with the terms of the Williams Lyon Homes Executive Deferred Compensation Plan.

(2) Pursuant to Rule 457(h), estimated solely for purposes of calculating the registration fee.

================================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The documents below are incorporated by reference in this Registration Statement on Form S-8. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

        (a) Registrant's Annual Report on Form 10-K for the year ended December 31, 2000; and

        (b) Registrant's Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2001, June 30, 2001, and September 30, 2001.

        Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Under the William Lyon Homes Executive Deferred Compensation Plan (the "Executive Deferral Plan"), the Registrant will provide a select group of management and highly compensated employees of the Registrant and its affiliates the opportunity to enter into agreements for the deferral of a specified percentage of their compensation. The obligations of the Registrant under such agreements (the "Executive Deferral Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Executive Deferral Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The amount of Executive Deferral Obligations being registered is $10,000,000.

        To participate in the Executive Deferral Plan in a particular year, eligible employees must enroll in the Executive Deferral Plan and select the percentage of deferral, generally before the beginning of that calendar year. The amount of compensation to be deferred by each participating employee ("Participant") will be determined in accordance with the Executive Deferral Plan based on election by the Participant. Participants may elect to defer any whole percentage of their base salary and bonus, so long as such percentage does not exceed twenty percent (20%) annually, and the amount deferred is not less than Ten Thousand Dollars ($10,000.00). The Registrant may make discretionary contributions to the Plan in addition to amounts deferred by Participants.

        The Executive Deferral Obligations will be deemed invested in one or more investment options, which will be individually chosen by each Participant from a list of investment alternatives (currently six selections). Each Participant's deferred compensation account will be adjusted to reflect the investment performance of the selected investment, including any appreciation or depreciation. Gains or losses are posted to the Participant's account at the end of every calendar quarter, or more frequently if determined by the Registrant's Board of Directors. The investment alternatives are for bookkeeping purposes only, and the Registrant is not obligated to invest the deferred compensation in the investment alternatives specified by the Participants.

        The Board of Directors of the Registrant is charged with the general administration of the Executive Deferral Plan and the Executive Deferral Obligations. However, if the Registrant undergoes a "Change in Control" (as defined in the Plan), the Plan will be administered by a committee of the individuals who were members of the Registrant's Board of Directors 90 days before the Change in Control, with any vacancy in such committee being filled by a person selected by the other members of the committee.

        No trustee has been appointed having the authority to take action with respect to the Executive Deferral Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Executive Deferral Obligations, enforcing covenants and taking action upon a default. The Registrant will, however, establish a grantor ("rabbi") trust as described below.

        The Executive Deferral Obligations will be distributed by the Registrant in accordance with the terms of the Executive Deferral Plan and upon the following circumstances: upon a date selected by a Participant (the date selected must be no earlier than the January 1 of the third calendar year after the election is made), termination of employment, death or disability, termination of the Executive Deferral Plan, or upon the occurrence of certain hardship circumstances. In addition, the Registrant may distribute the vested amounts credited to Participants' accounts if there is a determination by the Internal Revenue Service or a court that amounts credited to the Participants' account are includable in the gross incomes of the Participants or their beneficiaries or if there is a determination by the Department of Labor or a court that the Plan is subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended. Also, a Participant may elect to receive 90% of his Executive Deferral Obligation at any time, in which case the remaining 10% of his Executive Deferral Obligation will be permanently forfeited.

        A Participant's right or the right of any other person to the Executive Deferral Obligations cannot be assigned, transferred, anticipated or otherwise encumbered.

        The Registrant has the right to amend or terminate the Executive Deferral Plan at any time without notice to or consent of any person. However, no such amendment or termination shall reduce (i) the amount credited to the Participant's account; and (ii) the participant's vested percentage in the Registrant's discretionary contributions and any deemed investment earnings, gains, losses and changes in value credited on such discretionary contributions. If the Executive Deferral Plan is terminated, benefits will be distributed in one lump sum. The Executive Deferral Plan may also be amended at any time, to the extent that in the opinion of the Registrant, the amendment is necessary to ensure that the Plan will be characterized as a plan maintained for a select group of management or highly compensated employees as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. No such amendment shall be considered prejudicial to any interest of a Participant or a beneficiary designated by a Participant.

        The Executive Deferral Obligations are not convertible into any other security of the Registrant. The Registrant is required to establish a grantor trust, of which the Registrant is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Internal Revenue Code of 1986, as amended (commonly referred to as a "rabbi" trust). In the event of the Registrant's bankruptcy or insolvency, Participants have no rights to any assets held by such grantor trust, except as general creditors of the Registrant. The amounts to be contributed to the grantor trust will be determined by the Registrant in its discretion.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Legal matters in connection with the issuance and sale of the securities registered hereby will be passed upon for the Registrant by Irell & Manella LLP. Richard Sherman, Esq., a partner in Irell & Manella LLP, is the trustee of The William Lyon Harwell Trust which beneficially owns 1,749,259 shares of common stock of the Registrant. William Harwell Lyon, a Director of the Registrant and an employee of a wholly-owned subsidiary of the Registrant, is the sole beneficiary of The William Lyon Harwell Trust.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify such person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        As permitted by Section 102(b)(7) of the DGCL, Article VII of Registrant's Certificate of Incorporation provides that no director of Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

        As permitted by Section 145 of the DGCL, Article IX of Registrant's Certificate of Incorporation provide that Registrant shall indemnify, to the fullest extent not prohibited by law, any current or former directors, officers, employees and agents who are made, or are threatened to be made, parties to any action, suit or proceeding. Section 10.2 of Registrant's Bylaws also provides that officers and directors of Registrant shall be indemnified to the fullest extent permitted by applicable law and Section 10.6 of the Bylaws permits Registrant to indemnify its employees and agents to the same extent.

        Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Registrant. Registrant also entered into agreements to indemnify Registrant's directors and executive officers, in addition to the indemnification provided for in Registrant's Certificate of Incorporation and Registrant's Bylaws.

        The Delaware General Corporation Law permit and the Registrant's Certificate of Incorporation and Bylaws provide for the indemnification of the Registrant's directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

        4.1    William Lyon Homes Executive Deferred Compensation Plan

        4.2 Registrant's Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-4 (Registration No. 333-885869)

        4.3 Registrant's Bylaws (incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement on Form S-4 (Registration No. 333-885869)

        5.     Opinion of Irell & Manella LLP

        23.1   Consent of Ernst & Young LLP, Independent Auditors

        23.2   Consent of Irell & Manella LLP (included in Exhibit 5)

        24. Powers of Attorney (included on the signature page of this Registration Statement

ITEM 9. UNDERTAKINGS.

        (a)    The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to Section 13 or
               Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or
               Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 8th day of February, 2002.

                                       WILLIAM LYON HOMES,
                                       a Delaware corporation


                                       By: /s/ Wade H. Cable
                                           -------------------------------------
                                           Wade H. Cable
                                           President and Chief Operating Officer



                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wade H. Cable and Michael D. Grubbs, or either of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including without limitation post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, lawfully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


              SIGNATURE                              TITLE                        DATE
              ---------                              -----                        ----
/s/ William Lyon                        Chairman of the Board and           February 6, 2002
---------------------------------       Chief Executive Officer
William Lyon                            (principal executive officer)


/s/ Michael D. Grubbs                   Senior Vice President and           February 6, 2002
---------------------------------       Chief Financial Officer
Michael D. Grubbs                       (principal financial officer)


/s/ Wade H. Cable                       Director and President and          February 6, 2002
---------------------------------       Chief Operating Officer
Wade H. Cable

/s/                                     Director                           February __, 2002
---------------------------------
James E. Dalton

/s/                                     Director                           February __, 2002
---------------------------------
Richard E. Frankel

/s/ William H. Lyon                     Director                            February 7, 2002
---------------------------------
William H. Lyon

/s/                                     Director                           February __, 2002
---------------------------------
William H. McFarland

/s/                                     Director                           February __, 2002
---------------------------------
Michael L. Meyer

/s/ Raymond A. Watt                     Director                            February 7, 2002
---------------------------------
Raymond A. Watt

/s/ Randolph W. Westerfield             Director                            February 8, 2002
---------------------------------
Randolph W. Westerfield

                                  EXHIBIT INDEX


Exhibit               Description
-------               -----------
4.1                   William Lyon Homes Executive Deferred Compensation Plan

4.2 Registrant's Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant's Registration
                      Statement on Form S-4 (Registration No. 333-885869)

4.3                   Registrant's Bylaws (incorporated by reference to Exhibit
                      3.2 to Registrant's Registration Statement on Form S-4
                      (Registration No. 333-885869)

5                     Opinion of Irell & Manella LLP

23.1                  Consent of Ernst & Young LLP, Independent Auditors

23.2                  Consent of Irell & Manella LLP (included in Exhibit 5)

24 Powers of Attorney (included on the signature page of this Registration Statement)